Exhibit 5.1
Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street | Palo Alto, CA 94304-1115 | tel 650.233.4500 | fax 650.233.4545

November 27, 2020
Concentrix Corporation
44111 Nobel Drive
Fremont, CA 94538

Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We are acting as counsel for Concentrix Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 5,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), issuable pursuant to the Company’s 2020 Stock Incentive Plan and the Company’s 2020 Employee Stock Purchase Plan (collectively, the “Plans”).
We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP

www.pillsburylaw.com